Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2020 Results

Full Year Highlights

•	Net revenues increased 2.8% primarily driven by Organic Net Revenue[1] growth of 3.7%
•	Diluted EPS was $2.47, down 8.2%; Adjusted EPS[1] was $2.59, up 6.5% on a constant-currency basis
•	Cash provided by operating activities was $4.0 billion, flat versus prior year; Free Cash Flow[1] was $3.1 billion, an increase of $0.1 billion versus prior year
•	Return of capital to shareholders was $3.1 billion

Fourth Quarter Highlights

•	Net revenues increased 5.6% primarily driven by Organic Net Revenue growth of 3.2%
•	Diluted EPS was $0.80, up 60.0%; Adjusted EPS was $0.67, up 8.2% on a constant-currency basis
•	Resumed share repurchase program in November and returned $1.1 billion of capital to shareholders including $0.7 billion in repurchases

CHICAGO, Ill. – January 28, 2021 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter 2020 results.

“2020 was a successful year for Mondelēz International and I am proud of our performance, including record share gains, in a challenging operating environment. Our categories were resilient, with the exception of gum which represented 5% of our revenue in 2020. The strength of our brands was evident, as was the dedication of colleagues around the world who executed with excellence in difficult circumstances. We made meaningful progress with our strategic agenda in 2020, continuing to increase investment in brands and capabilities, simplifying our portfolio, expanding into adjacent categories and making acquisitions in high growth areas of snacking. We moved quickly to mitigate incremental COVID-related costs and delivered on our commitment to generate strong cash flow.

“We enter 2021 in a strong position financially and in the marketplace which gives us confidence that we can deliver on our long-term growth targets in 2021 and beyond,” said Dirk Van de Put, Chairman and Chief Executive Officer.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2020	% Chg vs PY	Q4 2020	Vol/ Mix		Pricing
Quarter 4
Latin America	$630	(15.4)%	1.2%	(5.2	) pp	6.4	pp
Asia, Middle East & Africa	1,531	5.0	3.0	(0.8)		3.8
Europe	2,959	5.8	3.0	3.6		(0.6)
North America	2,178	13.9	4.5	2.4		2.1

Mondelēz International	$7,298	5.6%	3.2%	1.3	pp	1.9	pp

Emerging Markets	$2,474	(2.5)%	4.1%	0.3	pp	3.8	pp
Developed Markets	$4,824	10.3%	2.8%	2.1	pp	0.7	pp

Full Year 2020	FY 2020		FY 2020

Latin America	$2,477	(17.9)%	0.2%	(7.5	) pp	7.7	pp
Asia, Middle East & Africa	5,740	(0.5)	1.7	(0.6)		2.3
Europe	10,207	2.4	2.5	2.8		(0.3)
North America	8,157	14.8	8.6	6.3		2.3

Mondelēz International	$26,581	2.8%	3.7%	1.8	pp	1.9	pp

Emerging Markets	$9,097	(0.6)%	2.3%	(1.3	) pp	3.6	pp
Developed Markets	$17,484	8.0%	4.5%	3.6	pp	0.9	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q4 2020	vs PY (Rpt Fx)		Q4 2020	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,872	4.1%		$2,859	3.4%		2.6%
Gross Profit Margin	39.4%	(0.5	) pp	39.2%	(0.8	) pp

Operating Income	$1,149	26.8%		$1,188	7.9%		5.4%
Operating Income Margin	15.7%	2.6	pp	16.3%	0.4	pp

Net Earnings[2]	$1,156	57.7%		$970	10.2%		7.6%
Diluted EPS	$0.80	60.0%		$0.67	9.8%		8.2%

Full Year 2020	FY 2020			FY 2020
Gross Profit	$10,446	1.1%		$10,521	1.8%		3.6%
Gross Profit Margin	39.3%	(0.7	) pp	39.6%	(0.4	) pp

Operating Income	$3,853	0.3%		$4,401	3.2%		4.6%
Operating Income Margin	14.5%	(0.4	) pp	16.6%	0.1	pp

Net Earnings[2]	$3,555	(9.5)%		$3,726	3.7%		5.1%
Diluted EPS	$2.47	(8.2)%		$2.59	5.3%		6.5%

Full Year Commentary

•

Net revenues increased 2.8 percent primarily driven by Organic Net Revenue growth of 3.7 percent and incremental sales from the company’s acquisitions of Perfect Snacks in July 2019 and Give & Go, which was completed in April 2020, partially offset by unfavorable currency impacts. Volume and pricing drove Organic Net Revenue growth, partially offset by unfavorable mix. Organic Net Revenue grew in all four regions.

•

Gross profit increased $109 million, while gross profit margin decreased 70 basis points to 39.3 percent. Gross profit increase was driven by higher Adjusted Gross Profit[1], partially offset by unfavorable currency impacts and lower mark-to-market gains from currency and commodity derivatives. Adjusted Gross Profit increased $367 million at constant currency while Adjusted Gross Profit margin decreased 40 basis points to 39.6 percent due to higher raw material costs and unfavorable mix, partially offset by pricing, volume leverage and manufacturing productivity net of incremental COVID-19 costs.

•

Operating income increased $10 million and operating income margin was 14.5 percent, down 40 basis points primarily due to lower year-over-year mark-to-market gains from currency and commodity derivatives, higher intangible asset impairments, costs associated with the JDE Peet’s transaction, lapping the prior-year gain on a divestiture and lapping the benefit from prior-year pension participation changes, partially offset by the favorable change from the resolution of tax matters (a benefit in 2020 as compared to an expense in 2019) and lower restructuring costs. Adjusted Operating Income[1] increased $196 million at constant currency, and Adjusted Operating Income margin increased 10 basis points to 16.6 percent driven by SG&A leverage, partially offset by the Adjusted Gross Profit margin decline.

•

Diluted EPS was $2.47, down 8.2 percent, primarily due to lapping a prior-year benefit from Swiss tax reform, costs associated with the JDE Peet’s transaction, losses on debt extinguishment and higher intangible asset impairment charges, partially offset by a net gain on equity method transactions.

•	Adjusted EPS was $2.59, up 6.5 percent on a constant-currency basis, primarily driven by operating gains and fewer shares outstanding.

•	Capital Return: The company returned $3.1 billion to shareholders in cash dividends and share repurchases.

Fourth Quarter Commentary

•

Net revenues increased 5.6 percent primarily driven by Organic Net Revenue growth of 3.2 percent and incremental sales from the company’s acquisition of Give & Go. Volume and pricing drove Organic Net Revenue growth, partially offset by unfavorable mix. Organic Net Revenue grew in all four regions.

•

Gross profit increased $113 million, while gross profit margin decreased 50 basis points to 39.4 percent. Gross profit increase was driven by higher Adjusted Gross Profit and higher mark-to-market gains from currency and commodity derivatives. Adjusted Gross Profit increased $73 million at constant currency while Adjusted Gross Profit margin decreased 80 basis points to 39.2 percent due to higher raw material costs, partially offset by pricing and manufacturing productivity net of incremental COVID-19 related costs.

•

Operating income increased $243 million and operating income margin was 15.7 percent, up 260 basis points primarily due to favorable change from the resolution of tax matters (a benefit in 2020 as compared to an expense in 2019), higher Adjusted Operating Income, favorable year-over-year mark-to-market gains from currency and commodity derivatives and lower restructuring expenses. Adjusted Operating Income increased $60 million at constant currency, and Adjusted Operating Income margin increased 40 basis points to 16.3 percent driven by SG&A leverage, partially offset by the Adjusted Gross Profit margin decline.

•	Diluted EPS was $0.80, up 60.0 percent, primarily due to a net gain on equity method transactions.

•	Adjusted EPS was $0.67, up 8.2 percent on a constant-currency basis, primarily driven by operating gains, favorable income taxes and higher equity investment net earnings.

•

Capital Return: The company returned $1.1 billion to shareholders in cash dividends and share repurchases. The company resumed its share repurchase program in November after suspending it in March to provide flexibility while managing the COVID-19 situation and response.

2021 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2021, the company expects performance in line with its long-term growth algorithm of 3+ percent Organic Net Revenue growth, high single-digit percent Adjusted EPS growth on a constant currency basis and Free Cash Flow of $3+ billion. The company estimates currency translation would increase 2021 net revenue growth by approximately 3 percent3 with a positive $0.10 impact to Adjusted EPS3.

Guidance is provided in the context of greater than usual volatility as a result of COVID-19. The company strategy and long-term algorithm remain unchanged.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on January 26, 2021.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “target,” “commitment,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the impact of and volatility resulting from COVID-19; the company’s strategy and ability to deliver on its targets; the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s long-term algorithm; and the company’s outlook, including 2021 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 outbreak. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the magnitude, duration, geographic reach, impact on the global economy and related current and potential travel restrictions of the COVID-19 outbreak; the current, and uncertain future, impact of the COVID-19 outbreak on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition; protection of the company’s reputation and brand image; changes in consumer preferences and demand and the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with customers, suppliers or distributors; legal, regulatory, tax or benefit law changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets and the company’s liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net revenues	$7,298	$6,913	$26,581	$25,868

Cost of sales	4,426	4,154	16,135	15,531

Gross profit	2,872	2,759	10,446	10,337
Gross profit margin	39.4%	39.9%	39.3%	40.0%

Selling, general and administrative expenses	1,624	1,750	6,098	6,136

Asset impairment and exit costs	48	59	301	228

Net gain on divestiture	—	—	—	(44)

Amortization of intangible assets	51	44	194	174

Operating income	1,149	906	3,853	3,843
Operating income margin	15.7%	13.1%	14.5%	14.9%

Benefit plan non-service income	(36)	(18)	(138)	(60)

Interest and other expense, net	244	70	608	456

Earnings before income taxes	941	854	3,383	3,447

Income tax provision	(344)	(230)	(1,224)	(2)
Effective tax rate	36.6%	26.9%	36.2%	0.1%
Gain/(loss) on equity method investment transactions	452	—	989	(2)
Equity method investment net earnings	110	112	421	501

Net earnings	1,159	736	3,569	3,944

Noncontrolling interest earnings	(3)	(3)	(14)	(15)

Net earnings attributable to Mondelēz International	$1,156	$733	$3,555	$3,929

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.81	$0.51	$2.48	$2.72

Diluted earnings per share attributable to Mondelēz International	$0.80	$0.50	$2.47	$2.69

Average shares outstanding:
Basic	1,429	1,441	1,431	1,445
Diluted	1,439	1,453	1,441	1,458

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$3,619	$1,291
Trade receivables	2,297	2,212
Other receivables	657	715
Inventories, net	2,647	2,546
Other current assets	759	866

Total current assets	9,979	7,630
Property, plant and equipment, net	9,026	8,733
Operating lease right of use assets	638	568
Goodwill	21,895	20,848
Intangible assets, net	18,482	17,957
Prepaid pension assets	672	516
Deferred income taxes	790	726
Equity method investments	6,036	7,178
Other assets	292	359

TOTAL ASSETS	$67,810	$64,515

LIABILITIES
Short-term borrowings	$29	$2,638
Current portion of long-term debt	2,741	1,581
Accounts payable	6,209	5,853
Accrued marketing	2,130	1,836
Accrued employment costs	834	769
Other current liabilities	3,216	2,645

Total current liabilities	15,159	15,322
Long-term debt	17,276	14,207
Long-term operating lease liabilities	470	403
Deferred income taxes	3,346	3,338
Accrued pension costs	1,257	1,190
Accrued postretirement health care costs	346	387
Other liabilities	2,302	2,351

TOTAL LIABILITIES	40,156	37,198
EQUITY
Common Stock	—	—
Additional paid-in capital	32,070	32,019
Retained earnings	28,402	26,615
Accumulated other comprehensive losses	(10,690)	(10,254)
Treasury stock	(22,204)	(21,139)

Total Mondelēz International Shareholders’ Equity	27,578	27,241
Noncontrolling interest	76	76

TOTAL EQUITY	27,654	27,317

TOTAL LIABILITIES AND EQUITY	$67,810	$64,515

	December 31, 2020	December 31, 2019	Incr/ (Decr)
Short-term borrowings	$29	$2,638	$(2,609)
Current portion of long-term debt	2,741	1,581	1,160
Long-term debt	17,276	14,207	3,069

Total Debt	20,046	18,426	1,620
Cash and cash equivalents	3,619	1,291	2,328

Net Debt (1)	$16,427	$17,135	$(708)

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$3,569	$3,944
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,116	1,047
Stock-based compensation expense	126	135
U.S. tax reform transition tax	—	5
Deferred income tax benefit	(70)	(631)
Asset impairments and accelerated depreciation	136	109
Loss on early extinguishment of debt	185	—
Net gain on divestiture	—	(44)
(Gain)/loss on equity method investment transactions	(989)	2
Equity method investment net earnings	(421)	(501)
Distributions from equity method investments	246	250
Other non-cash items, net	243	97
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	59	124
Inventories, net	(24)	31
Accounts payable	436	4
Other current assets	(207)	(77)
Other current liabilities	(208)	(362)
Change in pension and postretirement assets and liabilities, net	(233)	(168)

Net cash provided by/(used in) operating activities	3,964	3,965

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(863)	(925)
Acquisition, net of cash received	(1,136)	(284)
Proceeds from divestitures including equity method investments	2,489	167
Proceeds from sale of property, plant and equipment and other	10	82

Net cash provided by/(used in) investing activities	500	(960)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	677	1,306
Repayments of commercial paper, maturities greater than 90 days	(1,174)	(2,367)
Net issuances/(repayments) of other short-term borrowings	(2,116)	524
Long-term debt proceeds	7,213	3,136
Long-term debt repayments	(3,878)	(2,677)
Repurchases of Common Stock	(1,390)	(1,480)
Dividends paid	(1,678)	(1,542)
Other	131	313

Net cash provided by/(used in) financing activities	(2,215)	(2,787)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	73	10

Cash, Cash Equivalents and Restricted Cash
Increase	2,322	228
Balance at beginning of period	1,328	1,100

Balance at end of period	$3,650	$1,328

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During 2020, the company added to the non-GAAP definitions the exclusion of costs associated with the JDE Peet’s transaction.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; costs associated with the JDE Peet’s transaction; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; Swiss tax reform impacts; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. and Swiss tax reform impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2020 and December 31, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment—discussed separately below under the gains and losses on equity method investment transactions section) and exits of major product lines upon completion of a sale or licensing agreement.

•

On May 28, 2019, the company completed the sale of most of its cheese business in the Middle East and Africa to Arla Foods of Denmark. The company recorded a pre-tax gain of $44 million on the sale. The divestiture resulted in a year-over-year declines in net revenues of $55 million and operating income of $9 million in the year ended December 31, 2020. The company incurred divestiture-related costs of $4 million (including the reversal of $2 million divestiture-related costs no longer required) in the year ended December 31, 2020. The company also incurred divestiture-related costs of $6 million in the year ended December 31, 2019.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The acquisition added incremental net revenues of $174 million in the three months and $390 million in the year ended December 31, 2020, and operating income of $16 million in the three months and $23 million in the year ended December 31, 2020. The company incurred acquisition-related costs of $15 million in the year ended December 31, 2020. The company also incurred acquisition-integration costs of $1 million in the three months and $2 million in the year ended December 31, 2020.

On July 16, 2019, the company acquired a majority interest in a U.S. refrigerated nutrition bar company, Perfect Snacks, within its North America segment. Through the one-year anniversary of the acquisition, Perfect Snacks added incremental net revenues of $55 million and an immaterial amount of incremental operating income in 2020.

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. The company incurred acquisition-integration costs of $1 million in the three months and $2 million in the year ended December 31, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $45 million in the three months and $156 million in the year ended December 31, 2020 and $59 million in the three months and $176 million in the year ended December 31, 2019 within asset impairment and exit costs and benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $66 million in the three months and $207 million in the year ended December 31, 2020 and $79 million in the three months and $272 million in the year ended December 31, 2019.

Intangible asset impairment charges

During the company’s 2020 annual testing of non-amortizable intangible assets, the company recorded approximately $54 million of impairment charges in the third quarter of 2020 related to three gum and chocolate brands. The ongoing impact of the pandemic resulted in greater declines in the sales and earnings for certain brands, particularly the company’s gum brands. The company recorded charges of $47 million in North America, $3 million in Europe and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

During the second quarter of 2020, in connection with the ongoing COVID-19 global pandemic, the company identified a decline in demand for certain of its brands, primarily in the gum category, that prompted additional evaluation of its non-amortizable intangible assets. The company concluded that four gum brands, a small biscuit brand and a small candy brand were impaired as a result of lower than expected product growth. The company recorded approximately $90 million of impairment charges with $50 million in Europe, $36 million in North America and $5 million in AMEA. The impairment charges were recorded within asset impairment and exit costs.

During the company’s 2019 annual testing of non-amortizable intangible assets, the company recorded $57 million of impairment charges in the third quarter of 2019 related to nine trademarks. The impairments arose due to lower than expected brand earnings growth. The company recorded charges related to gum, chocolate, biscuits and candy brands of $39 million in Europe, $15 million in AMEA and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $57 million in the three months and $19 million in the year ended December 31, 2020 and recorded net unrealized gains of $23 million in the three months and $90 million in the year ended December 31, 2019.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded a remeasurement loss of $2 million in the three months and $9 million in the year ended December 31, 2020, as well as a remeasurement gain of $5 million in the three months and $4 million in the year ended December 31, 2019 related to the revaluation of the Argentinian peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. Within selling, general and administrative expenses, the company recorded a $35 million ($26 million net of tax) adjustment in the three months ended June 30, 2019 related to the discounted withdrawal liability. The company recorded $2 million of accreted interest in the three months and $11 million in the year ended December 31, 2020 and an immaterial amount for the three months and year ended December 31, 2019 on the long-term liability within interest and other expense, net. As of December 31, 2020, the remaining discounted withdrawal liability was $376 million, with $14 million recorded in other current liabilities and $362 million recorded in long-term other liabilities.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. As a result, in 2017, the company excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, the company excluded amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants. In 2019, the company excluded amounts related to the partial vesting of Mr. Van de Put’s equity grants. During the first quarter of 2020, Mr. Van de Put’s equity grants became fully vested.

Losses on debt extinguishment

On October 16, 2020, the company completed a tender offer in cash and redeemed $950 million of long-term U.S. dollar-denominated notes. The company recorded a loss on debt extinguishment of approximately $154 million within interest and other expense, net related to the amount the company paid to retire the debt in excess of its carrying value and from recognizing unamortized discounts, deferred financing and unamortized forward starting swaps in earnings at the time of the debt extinguishment.

On December 4, 2020, the company completed an early redemption of $391 million of U.S. dollar denominated notes. The company recorded an extinguishment loss of $31 million within interest and other expense, net primarily related to the amount the company paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing in earnings at the time of the debt extinguishment.

Gains/losses related to interest rate swaps

Within interest and other expense, net, the company recognized losses related to forward-starting interest rate swaps of $79 million ($103 million pre-tax) for the year ended December 31, 2020 and $111 million for the year ended December 31, 2019 due to the changes in related forecasted debt.

U.S. tax reform discrete impacts

On December 22, 2017, new U.S. tax reform legislation was enacted that included a broad range of complex provisions impacting the taxation of businesses. In connection with implementing U.S. tax reform, the company recorded a discrete net tax expense of $5 million in 2019.

Swiss tax reform impacts

On August 6, 2019, Switzerland published changes to its Federal tax law in the Official Federal Collection of Laws. On September 27, 2019, the Zurich Canton published their decision on the September 1, 2019 Zurich Canton public vote regarding the Cantonal changes associated with the Swiss Federal tax law change. The intent of these tax law changes was to replace certain preferential tax regimes with a new set of internationally accepted measures that are hereafter referred to as “Swiss tax reform”. Based on these Federal/Cantonal events, it is the company’s position that enactment of Swiss tax reform for U.S. GAAP purposes was met as of September 30, 2019, and the company recorded the impacts in the third quarter of 2019. The net impact was a benefit of $767 million, which consisted of a $769 million reduction in deferred tax expense from an allowed step-up of intangible assets for tax purposes (recorded net of valuation allowance) and remeasurement of the company’s deferred tax balances, partially offset by a $2 million indirect tax impact in selling, general and administrative expenses. The ongoing impacts of these Swiss tax reform law changes became effective January 1, 2020.

Gains and losses on equity method investment transactions

JDE / Keurig Exchange:

On March 7, 2016, the company exchanged a portion of its 43.5% JDE equity interest for a new equity interest in Keurig Green Mountain, Inc. (“Keurig”). Following the transaction, the company’s JDE equity interest became 26.5% and its new Keurig equity interest was 24.2%. During the first quarter of 2016, the company recorded the difference between the $2.0 billion fair value of Keurig and its basis in the exchanged JDE shares as a gain of $43 million. In the second quarter of 2019, the company determined an adjustment to accumulated other comprehensive losses related to its JDE investment was required, which reduced its previously reported gain by $29 million. The company recorded the adjustment in the net loss on equity method transactions in the second quarter of 2019.

Keurig Dr Pepper Transactions:

On July 9, 2018, Keurig closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (“KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with its shareholder loan receivable became a 13.8% investment in KDP. During 2018, the company recorded a net pre-tax gain of $778 million (or $586 million after-tax gain).

In connection with this transaction, the company changed its accounting principle during the third quarter of 2018 to reflect its share of Keurig’s historical and KDP’s ongoing earnings on a one-quarter lag basis while the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis and to record its share of KDP’s ongoing results once KDP has publicly reported its results. The change was retrospectively applied to all prior periods presented.

During the first quarter of 2019, the company recognized a pre-tax gain of $23 million (or $18 million after-tax) related to the impact of a KDP acquisition that decreased the company’s ownership interest from 13.8% to 13.6%.

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% to 13.1% of the total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020. The company considers the 0.5% ownership reduction a partial divestiture of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

On August 3, 2020, the company sold approximately 14.1 million shares of KDP, which reduced its ownership interest by 1.0% to 12.1% of the total outstanding shares. The company received $414 million of proceeds and recorded a pre-tax gain of $181 million (or $139 million after-tax) during the third quarter of 2020. On September 9, 2020, the company sold approximately 12.5 million shares of KDP, which reduced its ownership interest by 0.9% to 11.2% of the total outstanding shares. The company received $363 million of proceeds and recorded a pre-tax gain of $154 million (or $119 million after-tax) during the third quarter of 2020. The company considers the total 1.9% ownership reduction a partial divestiture of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

On November 17, 2020, the company participated in a secondary offering of KDP shares and sold approximately 40.0 million shares, which reduced the company’s ownership interest by 2.8% to 8.4% of the total outstanding shares. The company received $1,132 million of proceeds and recorded a pre-tax gain of $459 million (or $350 million after-tax) during the fourth quarter of 2020. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within non-GAAP results the following quarter. As such, the company will recast divestitures within its non-GAAP results to reflect the fourth quarter 2020 sales of KDP shares in the first quarter of 2021.

JDE Peet’s Transaction:

In May 2020, JDE Peet’s B.V. (renamed JDE Peet’s N.V. immediately prior to Settlement (as defined below), “JDE Peet’s”) consummated the offering, listing and trading of its ordinary shares on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (the “admission”). In connection with this transaction, JDE Peet’s and the selling shareholders, including the company, agreed to sell at a price of €31.50 per ordinary share a total of approximately 82.1 million ordinary shares, including ordinary shares subject to an over-allotment option. The ordinary shares were listed and first traded on May 29, 2020, and payment for, and delivery of, the ordinary shares sold in the offering (excluding ordinary shares subject to the over-allotment option) took place on June 2, 2020 (“Settlement”).

Prior to Settlement, the company exchanged its 26.4% ownership interest in JDE for a 26.5% equity interest in JDE Peet’s. The company did not invest new capital in connection with the transaction and the exchange was accounted for as a change in interest transaction. Upon Settlement, the company sold approximately 9.7 million of its ordinary shares in JDE Peet’s in the offering for gross proceeds of €304 million ($343 million). The company subsequently sold approximately 1.4 million additional shares and received gross proceeds of €46 million ($51 million) upon exercise of the over-allotment option. Following Settlement and the exercise of the over-allotment option, the company held a 22.9% equity interest in JDE Peet’s. During the second quarter of 2020, the company recorded a preliminary gain of $121 million, net of $33 million released from accumulated other comprehensive losses, and incurred $48 million of transaction costs. The company also incurred a $261 million tax expense that is payable in 2020 and 2021. During the third quarter of 2020, the company increased its preliminary gain by $10 million to $131 million. During the fourth quarter of 2020, the company recorded a $7 million loss related to a minor dilution of its ownership percentage and reduced its tax expense by $11 million to $250 million.

In connection with this transaction, the company changed its accounting principle to reflect its share of JDE’s historical and JDE Peet’s ongoing earnings on a one-quarter lag basis, although the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis, while recording its share of JDE Peet’s ongoing results after JDE Peet’s has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. In addition, the company considers the 3.6% ownership reduction a partial divestiture of its equity method investment in JDE Peet’s. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from JDE Peet’s, did not change from what was previously reported.

Other equity method investment transactions:

On October 2, 2017, the company completed the sale of one of its equity method investments and received cash proceeds of $65 million. The company recorded a pre-tax gain of $40 million within the gain on equity method investment transactions and $15 million of tax expense. During 2019, the company recorded an additional pre-tax gain of $4 million related to the sale and release of indemnity-related funds previously held in escrow that were released.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2021 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2021 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2021 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2021 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe	North America	Mondelēz International
For the Three Months Ended December 31, 2020
Reported (GAAP)	$630		$1,531		$2,959	$2,178	$7,298
Acquisitions	—		—		—	(174)	(174)
Currency	124		(29)		(78)	(4)	13

Organic (Non-GAAP)	$754		$1,502		$2,881	$2,000	$7,137

For the Three Months Ended December 31, 2019
Reported (GAAP)	$745		$1,458		$2,797	$1,913	$6,913
Divestitures	—		—		—	—	—

Organic (Non-GAAP)	$745		$1,458		$2,797	$1,913	$6,913

% Change
Reported (GAAP)	(15.4)%		5.0%		5.8%	13.9%	5.6%
Divestitures	— pp		— pp		— pp	— pp	— pp
Acquisitions	—		—		—	(9.1)	(2.6)
Currency	16.6		(2.0)		(2.8)	(0.3)	0.2

Organic (Non-GAAP)	1.2%		3.0%		3.0%	4.5%	3.2%

Vol/Mix	(5.2	)pp	(0.8	)pp	3.6 pp	2.4 pp	1.3 pp
Pricing	6.4		3.8		(0.6)	2.1	1.9

	Latin America		AMEA		Europe	North America	Mondelēz International
For the Twelve Months Ended December 31, 2020
Reported (GAAP)	$2,477		$5,740		$10,207	$8,157	$26,581
Acquisitions	—		—		—	(445)	(445)
Currency	546		70		14	7	637

Organic (Non-GAAP)	$3,023		$5,810		$10,221	$7,719	$26,773

For the Twelve Months Ended December 31, 2019
Reported (GAAP)	$3,018		$5,770		$9,972	$7,108	$25,868
Divestitures	—		(55)		—	—	(55)

Organic (Non-GAAP)	$3,018		$5,715		$9,972	$7,108	$25,813

% Change
Reported (GAAP)	(17.9)%		(0.5)%		2.4%	14.8%	2.8%
Divestitures	— pp		0.9 pp		— pp	— pp	0.2 pp
Acquisitions	—		—		—	(6.3)	(1.7)
Currency	18.1		1.3		0.1	0.1	2.4

Organic (Non-GAAP)	0.2%		1.7%		2.5%	8.6%	3.7%

Vol/Mix	(7.5	)pp	(0.6	)pp	2.8 pp	6.3 pp	1.8 pp
Pricing	7.7		2.3		(0.3)	2.3	1.9

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended December 31, 2020
Reported (GAAP)	$2,474	$4,824	$7,298
Acquisitions	—	(174)	(174)
Currency	167	(154)	13

Organic (Non-GAAP)	$2,641	$4,496	$7,137

For the Three Months Ended December 31, 2019
Reported (GAAP)	$2,538	$4,375	$6,913
Divestitures	—	—	—

Organic (Non-GAAP)	$2,538	$4,375	$6,913

% Change
Reported (GAAP)	(2.5)%	10.3%	5.6%
Divestitures	— pp	— pp	— pp
Acquisitions	—	(3.9)	(2.6)
Currency	6.6	(3.6)	0.2

Organic (Non-GAAP)	4.1%	2.8%	3.2%

Vol/Mix	0.3 pp	2.1 pp	1.3 pp
Pricing	3.8	0.7	1.9

	Emerging Markets		Developed Markets	Mondelēz International
For the Twelve Months Ended December 31, 2020
Reported (GAAP)	$9,097		$17,484	$26,581
Acquisitions	—		(445)	(445)
Currency	749		(112)	637

Organic (Non-GAAP)	$9,846		$16,927	$26,773

For the Twelve Months Ended December 31, 2019
Reported (GAAP)	$9,675		$16,193	$25,868
Divestitures	(55)		—	(55)

Organic (Non-GAAP)	$9,620		$16,193	$25,813

% Change
Reported (GAAP)	(6.0)%		8.0%	2.8%
Divestitures	0.6 pp		— pp	0.2 pp
Acquisitions	—		(2.8)	(1.7)
Currency	7.7		(0.7)	2.4

Organic (Non-GAAP)	2.3%		4.5%	3.7%

Vol/Mix	(1.3	)pp	3.6 pp	1.8 pp
Pricing	3.6		0.9	1.9

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,298	$2,872	39.4%	$1,149	15.7%
Simplify to Grow Program	—	42		112
Mark-to-market (gains)/losses from derivatives	—	(56)		(58)
Acquisition integration costs	—	1		2
Remeasurement of net monetary position	—	—		2
Impact from resolution of tax matters	—	—		(20)
Rounding	—	—		1

Adjusted (Non-GAAP)	$7,298	$2,859	39.2%	$1,188	16.3%

Currency		(21)		(27)

Adjusted @ Constant FX (Non-GAAP)		$2,838		$1,161

	For the Three Months Ended December 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,913	$2,759	39.9%	$906	13.1%
Simplify to Grow Program	—	30		138
Mark-to-market (gains)/losses from derivatives	—	(24)		(22)
Acquisition-related costs	—	—		1
Remeasurement of net monetary position	—	—		(6)
Impact from resolution of tax matters	—	—		85
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,913	$2,765	40.0%	$1,101	15.9%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$113	$243
$ Change - Adjusted (Non-GAAP)	94	87
$ Change - Adjusted @ Constant FX (Non-GAAP)	73	60

% Change - Reported (GAAP)	4.1%	26.8%
% Change - Adjusted (Non-GAAP)	3.4%	7.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	2.6%	5.4%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$26,581	$10,446	39.3%	$3,853	14.5%
Simplify to Grow Program	—	90		360
Intangible asset impairment charges	—	—		144
Mark-to-market (gains)/losses from derivatives	—	(16)		(16)
Acquisition integration costs	—	1		4
Acquisition-related costs	—	—		15
Divestiture-related costs	—	—		4
Costs associated with JDE Peet’s transaction	—	—		48
Remeasurement of net monetary position	—	—		9
Impact from resolution of tax matters	—	—		(20)

Adjusted (Non-GAAP)	$26,581	$10,521	39.6%	$4,401	16.6%

Currency		179		59

Adjusted @ Constant FX (Non-GAAP)		$10,700		$4,460

	For the Twelve Months Ended December 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,868	$10,337	40.0%	$3,843	14.9%
Simplify to Grow Program	—	101		442
Intangible asset impairment charges	—	—		57
Mark-to-market (gains)/losses from derivatives	—	(92)		(91)
Acquisition-related costs	—	—		3
Divestiture-related costs	—	1		6
Operating income from divestitures	(55)	(14)		(9)
Net gain on divestiture	—	—		(44)
Remeasurement of net monetary position	—	—		(4)
Impact from pension participation changes	—	—		(35)
Impact from resolution of tax matters	—	—		85
CEO transition remuneration	—	—		9
Swiss tax reform impact	—	—		2

Adjusted (Non-GAAP)	$25,813	$10,333	40.0%	$4,264	16.5%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$109	$10
$ Change - Adjusted (Non-GAAP)	188	137
$ Change - Adjusted @ Constant FX (Non-GAAP)	367	196

% Change - Reported (GAAP)	1.1%	0.3%
% Change - Adjusted (Non-GAAP)	1.8%	3.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	3.6%	4.6%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,149	$(36)	$244	$941	$344	36.6%	$(452)	$(110)	$3	$1,156	$0.80
Simplify to Grow Program	112	1	—	111	26		—	—	—	85	0.06
Mark-to-market (gains)/losses from derivatives	(58)	—	(1)	(57)	(13)		—	—	—	(44)	(0.03)
Acquisition integration costs	2	—	—	2	2		—	—	—	—	—
Costs associated with JDE Peet’s transaction	—	—	—	—	11		—	—	—	(11)	(0.01)
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	—	—	(2)	2	—		—	—	—	2	—
Impact from resolution of tax matters	(20)	—	28	(48)	(16)		—	—	—	(32)	(0.02)
Loss on debt extinguishment and related expenses	—	—	(185)	185	46		—	—	—	139	0.10
Gain on equity method investment transactions	—	—	—	—	(108)		452	—	—	(344)	(0.24)
Equity method investee items	—	—	—	—	1		—	(17)	—	16	0.01
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$1,188	$(35)	$84	$1,139	$293	25.7%	$—	$(127)	$3	$970	$0.67

Currency										(23)	(0.01)

Adjusted @ Constant FX (Non-GAAP)										$947	$0.66

Diluted Average Shares Outstanding											1,439

	For the Three Months Ended December 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$906	$(18)	$70	$854	$230	26.9%	$—	$(112)	$3	$733	$0.50
Simplify to Grow Program	138	—	—	138	36		—	—	—	102	0.07
Mark-to-market (gains)/losses from derivatives	(22)	—	1	(23)	(5)		—	—	—	(18)	(0.01)
Acquisition-related costs	1	—	—	1	—		—	—	—	1	—
Net earnings from divestitures	—	—	—	—	(2)		—	14	—	(12)	—
Remeasurement of net monetary position	(6)	—	—	(6)	—		—	—	—	(6)	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Impact from resolution of tax matters	85	—	—	85	21		—	—	—	64	0.04
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(3)		—	—	—	3	—
Equity method investee items	—	—	—	—	2		—	(14)	—	12	0.01
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,101	$(18)	$68	$1,051	$280	26.6%	$—	$(112)	$3	$880	$0.61

Diluted Average Shares Outstanding											1,453

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,853	$(138)	$608	$3,383	$1,224	36.2%	$(989)	$(421)	$14	$3,555	$2.47
Simplify to Grow Program	360	(3)	—	363	81		—	—	—	282	0.20
Intangible asset impairment charges	144	—	—	144	33		—	—	—	111	0.08
Mark-to-market (gains)/losses from derivatives	(16)	—	3	(19)	(8)		—	—	—	(11)	(0.01)
Acquisition integration costs	4	—	—	4	2		—	—	—	2	—
Acquisition-related costs	15	—	—	15	—		—	—	—	15	0.01
Divestiture-related costs	4	—	—	4	—		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	(5)		—	34	—	(29)	(0.02)
Costs associated with JDE Peet’s transaction	48	—	—	48	(250)		—	—	—	298	0.20
Remeasurement of net monetary position	9	—	—	9	—		—	—	—	9	0.01
Impact from pension participation changes	—	—	(11)	11	2		—	—	—	9	0.01
Impact from resolution of tax matters	(20)	—	28	(48)	(16)		—	—	—	(32)	(0.02)
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.05
Loss on debt extinguishment and related expenses	—	—	(185)	185	46		—	—	—	139	0.10
Gain on equity method investment transactions	—	—	—	—	(202)		989	—	—	(787)	(0.55)
Equity method investee items	—	—	—	—	10		—	(92)	—	82	0.06

Adjusted (Non-GAAP)	$4,401	$(141)	$340	$4,202	$941	22.4%	$—	$(479)	$14	$3,726	$2.59

Currency										51	0.03

Adjusted @ Constant FX (Non-GAAP)										$3,777	$2.62

Diluted Average Shares Outstanding											1,441

	For the Twelve Months Ended December 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,843	$(60)	$456	$3,447	$2	0.1%	$2	$(501)	$15	$3,929	$2.69
Simplify to Grow Program	442	(6)	—	448	103		—	—	—	345	0.24
Intangible asset impairment charges	57	—	—	57	14		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	(91)	—	(1)	(90)	(19)		—	—	—	(71)	(0.05)
Acquisition-related costs	3	—	—	3	1		—	—	—	2	—
Divestiture-related costs	6	—	—	6	—		—	—	—	6	—
Net earnings from divestitures	(9)	—	—	(9)	(7)		—	62	—	(64)	(0.05)
Net gain on divestiture	(44)	—	—	(44)	(3)		—	—	—	(41)	(0.03)
Remeasurement of net monetary position	(4)	—	—	(4)	—		—	—	—	(4)	—
Impact from pension participation changes	(35)	—	(6)	(29)	(8)		—	—	—	(21)	(0.02)
Impact from resolution of tax matters	85	—	—	85	21		—	—	—	64	0.05
CEO transition remuneration	9	—	—	9	—		—	—	—	9	0.01
Loss related to interest rate swaps	—	—	(111)	111	—		—	—	—	111	0.08
Swiss tax reform net impacts	2	—	—	2	769		—	—	—	(767)	(0.53)
U.S. tax reform discrete net tax expense	—	—	—	—	(5)		—	—	—	5	—
Loss on equity method investment transactions	—	—	—	—	(6)		(2)	—	—	8	0.01
Equity method investee items	—	—	—	—	9		—	(48)	—	39	0.03

Adjusted (Non-GAAP)	$4,264	$(66)	$338	$3,992	$871	21.8%	$—	$(487)	$15	$3,593	$2.46

Diluted Average Shares Outstanding											1,458

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2020	2019	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.80	$0.50	$0.30	60.0%
Simplify to Grow Program	0.06	0.07	(0.01)
Mark-to-market (gains)/losses from derivatives	(0.03)	(0.01)	(0.02)
Costs associated with JDE Peet’s transaction	(0.01)	—	(0.01)
Impact from resolution of tax matters	(0.02)	0.04	(0.06)
Loss on debt extinguishment and related expenses	0.10	—	0.10
Gain on equity method investment transactions	(0.24)	—	(0.24)
Equity method investee items	0.01	0.01	—

Adjusted EPS (Non-GAAP)	$0.67	$0.61	$0.06	9.8%
Impact of favorable currency	(0.01)	—	(0.01)

Adjusted EPS @ Constant FX (Non-GAAP)	$0.66	$0.61	$0.05	8.2%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.02
Impact from acquisitions			0.01
Change in benefit plan non-service income			0.01
Change in interest and other expense, net			(0.01)
Change in equity method investment net earnings			0.01
Change in income taxes			0.01
Change in shares outstanding			—

			$0.05

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$2.47	$2.69	$(0.22)	(8.2)%
Simplify to Grow Program	0.20	0.24	(0.04)
Intangible asset impairment charges	0.08	0.03	0.05
Mark-to-market (gains)/losses from derivatives	(0.01)	(0.05)	0.04
Acquisition-related costs	0.01	—	0.01
Net earnings from divestitures	(0.02)	(0.05)	0.03
Net gain on divestiture	—	(0.03)	0.03
Costs associated with JDE Peet’s transaction	0.20	—	0.20
Remeasurement of net monetary position	0.01	—	0.01
Impact from pension participation changes	0.01	(0.02)	0.03
Impact from resolution of tax matters	(0.02)	0.05	(0.07)
CEO transition remuneration	—	0.01	(0.01)
Loss related to interest rate swaps	0.05	0.08	(0.03)
Loss on debt extinguishment and related expenses	0.10	—	0.10
Swiss tax reform net impacts	—	(0.53)	0.53
(Gain)/loss on equity method investment transactions	(0.55)	0.01	(0.56)
Equity method investee items	0.06	0.03	0.03

Adjusted EPS (Non-GAAP)	$2.59	$2.46	$0.13	5.3%
Impact of unfavorable currency	0.03	—	0.03

Adjusted EPS @ Constant FX (Non-GAAP)	$2.62	$2.46	$0.16	6.5%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.08
VAT-related settlements—2019			0.01
Impact from acquisitions			0.01
Change in benefit plan non-service income			0.04
Change in interest and other expense, net			—
Chanage in equity method investment net earnings			(0.01)
Change in income taxes			—
Change in shares outstanding			0.03

			$0.16

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2020
	Latin America		AMEA	Europe	North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$630		$1,531	$2,959	$2,178		$—	$—	$—	$—	$7,298
Divestitures	—		—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$630		$1,531	$2,959	$2,178		$—	$—	$—	$—	$7,298

Operating Income
Reported (GAAP)	$40		$206	$574	$395		$58	$(73)	$(51)	$—	$1,149
Simplify to Grow Program	17		9	38	56		—	(8)	—	—	112
Mark-to-market (gains)/losses from derivatives	—		—	—	—		(58)	—	—	—	(58)
Acquisition integration costs	—		—	—	2		—	—	—	—	2
Remeasurement of net monetary position	2		—	—	—		—	—	—	—	2
Impact from resolution of tax matters	(20)		—	—	—		—	—	—	—	(20)
Rounding	—		—	—	—		—	1	—	—	1

Adjusted (Non-GAAP)	$39		$215	$612	$453		$—	$(80)	$(51)	$—	$1,188
Currency	(1)		(5)	(17)	(1)		—	(1)	(2)	—	(27)

Adjusted @ Constant FX (Non-GAAP)	$38		$210	$595	$452		$—	$(81)	$(53)	$—	$1,161

% Change - Reported (GAAP)	(56.0)%		267.9%	16.4%	11.3%		n/m	(10.6)%	(15.9)%	n/m	26.8%
% Change - Adjusted (Non-GAAP)	(64.9)%		25.7%	8.9%	15.0%		n/m	14.0%	(15.9)%	n/m	7.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	(65.8)%		22.8%	5.9%	14.7%		n/m	12.9%	(20.5)%	n/m	5.4%

Operating Income Margin
Reported %	6.3%		13.5%	19.4%	18.1%						15.7%
Reported pp change	(5.9	)pp	9.7 pp	1.8 pp	(0.5	)pp					2.6 pp
Adjusted %	6.2%		14.0%	20.7%	20.8%						16.3%
Adjusted pp change	(8.7	)pp	2.3 pp	0.6 pp	0.2 pp						0.4 pp

	For the Three Months Ended December 31, 2019
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$745	$1,458	$2,797	$1,913	$—	$—	$—	$—	$6,913
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$745	$1,458	$2,797	$1,913	$—	$—	$—	$—	$6,913

Operating Income
Reported (GAAP)	$91	$56	$493	$355	$22	$(66)	$(44)	$(1)	$906
Simplify to Grow Program	28	28	69	39	—	(26)	—	—	138
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(22)	—	—	—	(22)
Acquisition-related costs	—	—	—	—	—	—	—	1	1
Remeasurement of net monetary position	(6)	—	—	—	—	—	—	—	(6)
Impact from resolution of tax matters	(2)	87	—	—	—	—	—	—	85
Rounding	—	—	—	—	—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$111	$171	$562	$394	$—	$(93)	$(44)	$—	$1,101

Operating Income Margin
Reported %	12.2%	3.8%	17.6%	18.6%					13.1%
Adjusted %	14.9%	11.7%	20.1%	20.6%					15.9%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2020
	Latin America		AMEA	Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,477		$5,740	$10,207		$8,157		$—	$—	$—	$—	$26,581
Divestitures	—		—	—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,477		$5,740	$10,207		$8,157		$—	$—	$—	$—	$26,581

Operating Income
Reported (GAAP)	$189		$821	$1,775		$1,587		$16	$(326)	$(194)	$(15)	$3,853
Simplify to Grow Program	48		46	130		95		—	41	—	—	360
Intangible asset impairment charges	3		5	53		83		—	—	—	—	144
Mark-to-market (gains)/losses from derivatives	—		—	—		—		(16)	—	—	—	(16)
Acquisition integration costs	—		—	—		4		—	—	—	—	4
Acquisition-related costs	—		—	—		—		—	—	—	15	15
Divestiture-related costs	—		4	—		—		—	—	—	—	4
Costs associated with JDE Peet’s transaction	—		—	—		—		—	48	—	—	48
Remeasurement of net monetary position	9		—	—		—		—	—	—	—	9
Impact from resolution of tax matters	(20)		—	—		—		—	—	—	—	(20)

Adjusted (Non-GAAP)	$229		$876	$1,958		$1,769		$—	$(237)	$(194)	$—	$4,401
Currency	49		11	5		1		—	(3)	(4)	—	59

Adjusted @ Constant FX (Non-GAAP)	$278		$887	$1,963		$1,770		$—	$(240)	$(198)	$—	$4,460

% Change - Reported (GAAP)	(44.6)%		18.8%	2.5%		9.4%		n/m	1.2%	(11.5)%	n/m	0.3%
% Change - Adjusted (Non-GAAP)	(44.4)%		3.5%	(1.2)%		19.2%		n/m	16.8%	(11.5)%	n/m	3.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	(32.5)%		4.8%	(0.9)%		19.3%		n/m	15.8%	(13.8)%	n/m	4.6%
Operating Income Margin
Reported %	7.6%		14.3%	17.4%		19.5%						14.5%
Reported pp change	(3.7	)pp	2.3 pp	— pp		(0.9	)pp					(0.4	)pp
Adjusted %	9.2%		15.3%	19.2%		21.7%						16.6%
Adjusted pp change	(4.5	)pp	0.5 pp	(0.7	)pp	0.8	pp					0.1	pp

	For the Twelve Months Ended December 31, 2019
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,018	$5,770	$9,972	$7,108	$—	$—	$—	$—	$25,868
Divestitures	—	(55)	—	—	—	—	—	—	(55)

Adjusted (Non-GAAP)	$3,018	$5,715	$9,972	$7,108	$—	$—	$—	$—	$25,813

Operating Income
Reported (GAAP)	$341	$691	$1,732	$1,451	$91	$(330)	$(174)	$41	$3,843
Simplify to Grow Program	74	56	208	68	—	36	—	—	442
Intangible asset impairment charges	3	15	39	—	—	—	—	—	57
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(91)	—	—	—	(91)
Acquisition-related costs	—	—	—	—	—	—	—	3	3
Divestiture-related costs	—	6	—	—	—	—	—	—	6
Operating income from divestitures	—	(9)	—	—	—	—	—	—	(9)
Net gain on divestiture	—	—	—	—	—	—	—	(44)	(44)
Remeasurement of net monetary position	(4)	—	—	—	—	—	—	—	(4)
Impact from pension participation changes	—	—	—	(35)	—	—	—	—	(35)
Impact from resolution of tax matters	(2)	87	—	—	—	—	—	—	85
CEO transition remuneration	—	—	—	—	—	9	—	—	9
Swiss tax reform impact	—	—	2	—	—	—	—	—	2

Adjusted (Non-GAAP)	$412	$846	$1,981	$1,484	$—	$(285)	$(174)	$—	$4,264

Operating Income Margin
Reported %	11.3%	12.0%	17.4%	20.4%					14.9%
Adjusted %	13.7%	14.8%	19.9%	20.9%					16.5%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019	$ Change
Net Cash Provided by Operating Activities (GAAP)	$3,964	$3,965	$(1)
Capital Expenditures	(863)	(925)	62

Free Cash Flow (Non-GAAP)	$3,101	$3,040	$61